Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS RECORD THIRD QUARTER 2013 RESULTS

Lake Forest, IL, October 14, 2013 – Packaging Corporation of America (NYSE: PKG) today reported third quarter 2013 net income of $84 million, or $0.86 per share, which included an after tax charge of $3 million, or $0.03 per share, for costs related to the announced Boise Inc. acquisition agreement and a non-cash charge of $2 million after tax, or $0.02 per share, for changes to PCA’s mill employee pension plan. Excluding special items, net income was a record $89 million, or $0.91 per share, compared to third quarter 2012 net income of $53 million, or $0.55 per share, which excludes debt refinancing charges. Net sales were a record $845 million, up 17% from third quarter 2012 of $723 million.

The $0.36 per share earnings increase, excluding special items, was driven by higher containerboard and corrugated products prices and mix ($0.44) and increased volume ($0.05). These items were partially offset by higher costs for fiber ($0.03), labor ($0.03), incentive compensation ($0.03), energy ($0.02), transportation ($0.01) and chemicals ($0.01).

Excluding special items, net income for the first nine months of 2013 was $219 million, or $2.25 per share, compared to $142 million, or $1.45 per share, in 2012. Year-to-date net sales were $2.4 billion, up 14% compared to $2.1 billion in 2012.

Corrugated products shipments were up 7.8% compared to last year’s third quarter, and mill containerboard production was a record 671,000 tons. Outside domestic sales of containerboard were up 8,000 tons from last year’s third quarter, and export shipments were 20,000 tons lower as PCA reduced export sales to support higher containerboard demand at its box plants. Containerboard inventories at the end of September were 4,000 tons below year-end 2012.

Commenting on results, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “We had an exceptional quarter setting records for earnings and sales. Our mills ran extremely well, and both our containerboard and corrugated products demand remained strong. Box shipments set an all-time record for shipments per workday, and we realized a full pass-through of our April containerboard price increase to corrugated products.”

“Looking ahead to the fourth quarter,” Mr. Kowlzan added, “we expect seasonally lower corrugated products volume than the third quarter resulting, in part, from two less corrugated products shipping days. We also expect lower mill production and higher operating costs related to the annual maintenance outage at our Filer City, Michigan mill. Fuel costs are also expected to be seasonally higher with colder weather. Considering these items, we expect fourth quarter earnings to be about $0.84 per share excluding any impact from the Boise acquisition.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.8 billion in 2012. PCA operates four paper mills and 71 corrugated products plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 3rd Quarter 2013 Earnings Conference Call

WHEN:	Tuesday, October 15, 2013
8:00 a.m. Eastern Time

NUMBER:	(866) 655-9758 (U.S. and Canada) or (973) 935-8718 (International)
Dial in by 7:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 15, 2013 1:00 p.m. Eastern Time through
October 29, 2013 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International)
Passcode: 77177589

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Non-GAAP measures used in this press release are reconciled to the most comparable measure reported in accordance with GAAP in the schedules to this press release.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended September 30,
(in millions, except per share data)	2013		2012
Net sales	$845.4		$723.5
Cost of sales	(619.6)		(560.9)

Gross profit	225.8		162.6
Selling and administrative expenses	(56.5)		(51.5)
Corporate overhead	(21.1	)(1)	(17.0)
Other expense, net	(6.2	)(2)	(2.0)

Income before interest and taxes	142.0		92.1
Interest expense, net	(11.9	)(1)	(30.6	)(3)

Income before taxes	130.1		61.5
Provision for income taxes	(45.9)		(21.7)

Net income	$84.2		$39.8

Earnings per share:
Basic	$0.87		$0.41

Diluted	$0.86		$0.41

Basic common shares outstanding	96.8		96.4
Diluted common shares outstanding	97.6		97.3
Supplemental financial information:
Capital spending	$49.5		$25.1
Cash balance	$396.6		$140.9

Notes to Consolidated Earnings Results

(1)	Includes pre-tax charges of $1.5 million in other expense, net and $2.7 million in interest expense, net for costs related to the announced Boise Inc. acquisition agreement.
(2)	Includes a $3.1 million non-cash pre-tax pension curtailment charge related to a pension plan change in which certain hourly containerboard mill employees will transition from an hourly defined benefit pension plan to a defined contribution (401k) plan.
(3)	Includes $21.1 million of pre-tax debt refinancing charges.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Nine Months Ended September 30,
(in millions, except per share data)	2013		2012
Net sales	$2,400.9		$2,107.3
Cost of sales	(1,800.5)		(1,641.6)

Gross profit	600.4		465.7
Selling and administrative expenses	(167.0)		(156.4)
Alternative fuel mixture credits	—		95.5	(3)
Corporate overhead	(59.9	)(1)	(51.6)
Other expense, net	(21.0	)(2)	(8.2)

Income before interest and taxes	352.5		345.0
Interest expense, net	(30.3	)(1)	(53.5	)(4)

Income before taxes	322.2		291.5
Provision for income taxes	(112.9)		(188.7	)(3)

Net income	$209.3		$102.8	(3)

Earnings per share:
Basic	$2.17		$1.07

Diluted	$2.15		$1.05

Basic common shares outstanding	96.5		96.4
Diluted common shares outstanding	97.2		97.5
Supplemental financial information:
Capital Spending	$130.4		$94.4

Notes to Consolidated Earnings Results

(1)	Includes pre-tax charges of $1.5 million in other expense, net and $2.7 million in interest expense, net for costs related to the announced Boise Inc. acquisition agreement.
(2)	Includes $10.9 million of non-cash pre-tax pension curtailment charges related to pension plan changes in which certain hourly corrugated and containerboard mill employees will transition from an hourly defined benefit pension plan to a defined contribution (401k) plan.
(3)	In the first quarter of 2012, the company amended its 2009 tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit, and increase the gallons claimed for alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million, and the decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, or a net charge of $23.0 million.
(4)	Includes $24.8 million of pre-tax debt refinancing charges.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures (1)

Unaudited

	Three Months Ended September 30,
	2013		2012
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$84.2	$0.86	$39.8	$0.41
Special items:
Pension curtailment charges(2)	2.0	0.02	—	—
Acquisition costs (3)	2.7	0.03	—	—
Debt refinancing charges(4)	—	—	13.5	0.14

Total special items	4.7	0.05	13.5	0.14

Excluding special items	$88.9	$0.91	$53.3	$0.55

	Nine Months Ended September 30,
	2013		2012
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$209.3	$2.15	$102.8	$1.05
Special items:
Pension curtailment charges (2)	7.0	0.07	—	—
Acquisition costs(3)	2.7	0.03	—	—
Debt refinancing charges (4)	—	—	16.0	0.16
Biofuel tax credits (5)	—	—	23.0	0.24

Total special items	9.7	0.10	39.0	0.40

Excluding special items	$219.0	$2.25	$141.8	$1.45

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are Non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.
(2)	Represents pension curtailment charges of $3.1 million pre-tax less $1.1 million in taxes, or $2.0 million after-tax, recorded in the third quarter of 2013. For the nine month period ended September 30, 2013, represents pension curtailment charges of $10.9 million pre-tax less $3.9 million in taxes, or $7.0 million after-tax. See Notes to Consolidated Earnings Results.
(3)	Represents charges of $4.2 million pre-tax less $1.5 million in taxes, or $2.7 million after-tax, for costs related to the announced Boise Inc. acquisition agreement.
(4)	Represents debt refinancing charges of $21.1 million pre-tax less $7.6 million in taxes, or $13.5 million after-tax, recorded in the third quarter in 2012. For the nine month period ended September 30, 2012, represents debt refinancing charges of $24.8 million pre-tax less $8.8 million in taxes, or $16.0 million after-tax.
(5)	Represents a charge from the amendment of our 2009 federal income tax return related to biofuel credits. See Notes under Consolidated Earnings Results.